151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS THIRD QUARTER 2010 RESULTS

•
Third-quarter 2010 operating earnings per share (1) were $1.00; operating earnings per share were $.84 excluding favorable prior-period reserve development,(2) compared to the Thomson-First Call mean of $.67

•	Net income per share for the third quarter 2010 was $1.19
•	Commercial medical benefit ratio was 80.5 percent; Commercial medical benefit ratio was 82.2 percent excluding prior-period reserve development (2), primarily from the second quarter of 2010
•	Medical membership totaled 18.5 million members at September 30, 2010, a sequential decline of 74,000 members
•	Aetna now projects 2010 operating earnings per share of approximately $3.60(3)

HARTFORD, Conn., November 3, 2010 ― Aetna (NYSE: AET) today announced third-quarter 2010 operating earnings (1) of $419.6 million, or $1.00 per share, an increase of 45 percent per share over 2009.  The increase was largely the result of a higher commercial underwriting margin from improved underlying performance and favorable prior-period reserve development, partially offset by lower Commercial Insured membership.  Third-quarter results included favorable prior-period reserve development of $.16 per share, primarily from second quarter 2010 incurred health care costs.  Excluding prior-period reserve development, third quarter 2010 operating earnings per share were $.84. (2)

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Third Quarter Financial Results at a Glance

	Three Months Ended September 30,
(Millions, except per share results)	2010	2009	Change
Revenue, excluding net realized capital gains (4)	$ 8,459.2	$ 8,704.4	(3)%
Net realized capital gains, net of taxes	51.4	18.0	186%
Operating earnings	419.6	308.2	36%
Net income	497.6	326.2	53%

Per share results:
Operating earnings	$ 1.00	$ .69	45%
Net income	1.19	.73	63%

Weighted average common shares - diluted	418.8	444.6

“Aetna's third-quarter results reinforce our significant performance improvement in 2010 after an unusually weak 2009,” said Ronald A. Williams, chairman and CEO. “Our strong operating results were driven by a reduction in utilization of health care services after the surge we saw in 2009, combined with appropriate pricing and effective medical quality and cost management.  Going forward, Aetna is focused on creating value for customers with innovative products and services that drive cost transparency and member engagement while improving quality.”

Said Mark T. Bertolini, president, “We recognize that our customers, now more than ever, need our help controlling medical costs.  We offer the right benefit designs, effective provider networks, health and wellness programs, and unique information tools to help our members think and act like consumers when purchasing health care. In addition, we are committed to investing in new business opportunities and diversified revenue streams that will drive ongoing growth.”

“As a result of our better-than-projected performance in the first three quarters, including favorable prior-period development, we now project full-year 2010 operating earnings per share to be approximately $3.60”  said Joseph M. Zubretsky, executive vice president and CFO.  “Going forward, our strong capital structure and liquidity continue to provide us with financial strength and flexibility to help fuel future growth.”

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Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $442.2 million for the third quarter of 2010, compared to $345.7 million for the corresponding period in 2009.  The increase in operating earnings was primarily due to improved underwriting margins from improved underlying performance and $69 million ($107 million pretax) of favorable prior-period reserve development primarily related to second quarter 2010 incurred health care costs, partially offset by lower Commercial Insured membership in 2010.  Third quarter 2009 operating earnings included approximately $21 million ($32 million pretax) of favorable prior-period development.

•
Revenues(4) for the third quarter of 2010 decreased to $7.8 billion from $8.0 billion for the third quarter of 2009.  This decrease was primarily due to a decline in premium revenue resulting from lower Commercial Insured membership and a decline from the mix of business, partially offset by premium rate increases. Including net realized capital gains, total revenue for the third quarter 2010 decreased to $7.9 billion from $8.0 billion for the third quarter 2009.

•	Medical benefit ratios ("MBRs") for third quarter 2010 and 2009 were as follows:

	2010	2009
Commercial	80.5%	85.6%
Medicare	84.9%	85.4%
Medicaid	88.8%	86.6%
Total	81.8%	85.6%

➢
Excluding prior-period reserve development, the Commercial MBR(2) was 82.2 percent for the third quarter of 2010. Commercial medical costs include favorable development of prior-period health care cost estimates of approximately $90 million in 2010 (primarily related to second quarter 2010 incurred health care costs) and approximately $12 million in 2009.

➢	Excluding prior-period reserve development, the Medicare MBR(2) was 85.3 percent and the Medicaid MBR(2) was 92.7 percent for the third quarter of 2010. Medicare medical costs included favorable development of prior-period health care cost estimates of approximately $6 million in 2010 and approximately $12 million in 2009. Medicaid medical costs included favorable development of prior-period health care cost estimates of approximately $11 million in 2010 and approximately $8 million in 2009.

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•
Sequentially, third-quarter medical membership decreased by 74,000 to 18.528 million; pharmacy benefit management services membership decreased by 168,000 to 9.527 million; and dental membership decreased by 114,000 to 13.798 million.

•	Net income was $507.5 million for the third quarter of 2010, compared with $356.5 million for the third quarter of 2009.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $34.6 million for the third quarter of 2010, compared with $33.3 million for the third quarter of 2009.
•	Net income of $50.8 million for the third quarter of 2010, compared with $46.2 million for the third quarter of 2009.
•
Revenues (4) for the third quarter of 2010 were $501.7 million, compared with $528.2 million for the third quarter of 2009. Total revenue, which includes net realized capital gains, was $526.6 million in 2010 and $541.1 million in 2009.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $5.6 million for the third quarter of 2010, compared with $6.7 million for the third quarter of 2009.
•	Net income of $2.1 million for the third quarter of 2010, compared with $1.0 million for the third quarter of 2009.

Total company results
•
Revenues (4) decreased to $8.5 billion for the third quarter of 2010 compared with $8.7 billion for the third quarter of 2009.  This decrease primarily reflects a decline in Health Care premium revenue primarily due to lower Commercial Insured membership in 2010, as well as a decline from the mix of business, partially offset by premium rate increases.

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•
Total Operating Expenses (1) were $1.6 billion for the third quarter of 2010, $19.6 million higher than the third quarter of 2009.  The operating expense ratio (5)  was 18.9 percent in 2010 and 18.1 percent in 2009.  Including net realized capital gains and litigation-related insurance proceeds, these percentages were 18.2 percent and 18.1 percent for 2010 and 2009, respectively.

•	Corporate Financing Interest Expense was $41.5 million and $39.4 million after tax for the third quarter of 2010 and 2009, respectively.
•	Net Income was $497.6 million for the third quarter of 2010, compared with $326.2 million for the third quarter of 2009.
•
Pre-tax Operating Margin (6) was 8.7 percent for the third quarter of 2010, compared with 6.3 percent for the third quarter of 2009.  For the third quarter of 2010, the after-tax net income margin was 5.8 percent compared to 3.7 percent for 2009.

•	Share Repurchases totaled 17.8 million shares at a cost of $526 million in the third quarter of 2010.

Aetna’s conference call to discuss third quarter 2010 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 888-430-8705 or 719-325-2388 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 3805457. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 3805457. Telephone replays will be available from 11:00 a.m. ET on November 3, 2010 until midnight ET on November 17, 2010.

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About Aetna

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 35.4 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2010	2009	2010	2009
Revenue:
Health care premiums	$ 6,908.9	$ 7,092.8	$ 20,719.2	$ 21,115.5
Other premiums	448.9	471.4	1,384.1	1,432.4
Fees and other revenue	853.2	876.8	2,626.0	2,662.2
Net investment income	248.2	263.4	777.1	771.4
Net realized capital gains	79.6	18.0	199.7	26.4
Total revenue	8,538.8	8,722.4	25,706.1	26,007.9

Benefits and expenses:
Health care costs	5,649.3	6,069.6	16,998.9	17,976.2
Current and future benefits	480.9	514.5	1,488.6	1,521.6
Operating expenses:
Selling expenses	304.8	312.2	928.8	938.5
General and administrative expenses	1,249.3	1,263.3	3,700.6	3,653.3
Total operating expenses	1,554.1	1,575.5	4,629.4	4,591.8
Interest expense	63.9	60.6	185.5	182.8
Amortization of other acquired intangible assets	23.4	23.9	72.0	72.9
Total benefits and expenses	7,771.6	8,244.1	23,374.4	24,345.3

Income before income taxes	767.2	478.3	2,331.7	1,662.6
Income taxes	269.6	152.1	780.5	552.0
Net income	$ 497.6	$ 326.2	$ 1,551.2	$ 1,110.6

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Summary of Results

	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
(Millions)	2010	2009	Change	2010	2009	Change
Operating earnings, excluding prior-period reserve development	$ 351.0	$ 287.1	22%
Favorable development of prior-period
health care cost estimates	68.6	21.1
Operating earnings	419.6	308.2	36%	$ 1,300.4	$ 1,059.3	23%
Litigation-related insurance proceeds	26.6	-		85.1	24.9
Net realized capital gains	51.4	18.0		165.7	26.4
Net income (GAAP measure)	$ 497.6	$ 326.2	53%	$ 1,551.2	$ 1,110.6	40%

Weighted average common shares - basic	412.7	436.0		422.3	443.8

Weighted average common shares - diluted	418.8	444.6		429.5	452.2

Per Common Share
Operating earnings, excluding prior-period reserve development	$ .84	$ .64	31%
Favorable development of prior-period
health care cost estimates	.16	.05
Operating earnings	1.00	.69	45%	$ 3.03	$ 2.34	29%
Litigation-related insurance proceeds	.07	-		.20	.06
Net realized capital gains	.12	.04		.38	.06
Net income (GAAP measure)	$ 1.19	$ .73	63%	$ 3.61	$ 2.46	47%

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Segment Information (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2010	2009	2010	2009
Health Care:
Revenue, excluding net realized capital gains	$ 7,834.1	$ 8,037.8	$ 23,571.6	$ 23,978.0
Net realized capital gains	60.0	10.8	127.8	6.9
Total revenue (GAAP measure)	$ 7,894.1	$ 8,048.6	$ 23,699.4	$ 23,984.9

Commercial Medical Benefit Ratio:
Premiums	$ 5,140.7	$ 5,415.5	$ 15,432.5	$ 16,107.5
Health care costs (GAAP measure)	$ 4,136.3	$ 4,633.8	$ 12,429.8	$ 13,591.1
Favorable development of prior-period
health care cost estimates	90.2	12.4
Health care costs, excluding prior-period development (2)	$ 4,226.5	$ 4,646.2

Commercial MBR (GAAP measure)	80.5%	85.6%	80.5%	84.4%
Commercial MBR, excluding prior-period reserve development	82.2%	85.8%

Medicare Medical Benefit Ratio:
Premiums	$ 1,482.2	$ 1,434.2	$ 4,508.7	$ 4,313.2
Health care costs (GAAP measure)	$ 1,259.1	$ 1,225.2	$ 3,884.0	$ 3,761.2
Favorable development of prior-period
health care cost estimates	5.4	12.3
Health care costs, excluding prior-period development (2)	$ 1,264.5	$ 1,237.5

Medicare MBR (GAAP measure)	84.9%	85.4%	86.1%	87.2%
Medicare MBR, excluding prior-period reserve development	85.3%	86.3%

Medicaid Medical Benefit Ratio:
Premiums	$ 286.0	$ 243.1	$ 778.0	$ 694.8
Health care costs (GAAP measure)	$ 253.9	$ 210.6	$ 685.1	$ 623.9
Favorable development of prior-period
health care cost estimates	11.1	7.7
Health care costs, excluding prior-period development (2)	$ 265.0	$ 218.3

Medicaid MBR (GAAP measure)	88.8%	86.6%	88.1%	89.8%
Medicaid MBR, excluding prior-period reserve development	92.7%	89.8%

Operating earnings	$ 442.2	$ 345.7	$ 1,369.7	$ 1,151.1
Litigation-related insurance proceeds	26.6	-	85.1	24.9
Net realized capital gains	38.7	10.8	109.2	6.9
Net income (GAAP measure)	$ 507.5	$ 356.5	$ 1,564.0	$ 1,182.9

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Segment Information continued (7)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2010	2009	2010	2009
Group Insurance:
Revenue, excluding net realized capital gains	$ 501.7	$ 528.2	$ 1,548.6	$ 1,591.1
Net realized capital gains	24.9	12.9	60.6	26.4
Total revenue (GAAP measure)	$ 526.6	$ 541.1	$ 1,609.2	$ 1,617.5

Operating earnings	$ 34.6	$ 33.3	$ 107.5	$ 117.9
Net realized capital gains	16.2	12.9	47.2	26.4
Net income (GAAP measure)	$ 50.8	$ 46.2	$ 154.7	$ 144.3

Large Case Pensions:
Revenue, excluding net realized capital (losses) gains	$ 123.4	$ 138.4	$ 386.2	$ 412.4
Net realized capital (losses) gains	(5.3)	(5.7)	11.3	(6.9)
Total revenue (GAAP measure)	$ 118.1	$ 132.7	$ 397.5	$ 405.5

Operating earnings	$ 5.6	$ 6.7	$ 21.4	$ 23.6
Net realized capital (losses) gains	(3.5)	(5.7)	9.3	(6.9)
Net income (GAAP measure)	$ 2.1	$ 1.0	$ 30.7	$ 16.7

Total Company:
Revenue, excluding net realized capital gains (A)	$ 8,459.2	$ 8,704.4	$ 25,506.4	$ 25,981.5
Net realized capital gains	79.6	18.0	199.7	26.4
Total revenue (B) (GAAP measure)	$ 8,538.8	$ 8,722.4	$ 25,706.1	$ 26,007.9

Business segment operating expenses (C)	$ 1,562.4	$ 1,516.9	$ 4,641.0	$ 4,453.9
Corporate Financing segment operating expenses (8)	32.7	58.6	119.4	176.1
Operating expenses, including Corporate Financing segment (D)	1,595.1	1,575.5	4,760.4	4,630.0
Litigation-related insurance proceeds	(41.0)	-	(131.0)	(38.2)
Total operating expenses (E) (GAAP measure)	$ 1,554.1	$ 1,575.5	$ 4,629.4	$ 4,591.8

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	18.5%	17.4%	18.2%	17.1%
Operating expense ratio (D)/(A)	18.9%	18.1%	18.7%	17.8%
Total operating expense ratio (E)/(B) (GAAP measure)	18.2%	18.1%	18.0%	17.7%

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Membership

	September 30,	June 30,	December 31,	September 30,
(Thousands)	2010	2010	2009	2009
Medical Membership:
Commercial	16,908	17,020	17,435	17,582
Medicare	449	451	433	428
Medicaid	1,171	1,131	1,046	1,017
Total Medical Membership	18,528	18,602	18,914	19,027

Consumer-Directed Health Plans (9)	2,225	2,221	1,868	1,862

Dental Membership:
Commercial	12,206	12,309	12,302	12,468
Medicare & Medicaid	625	605	692	676
Network Access (10)	967	998	1,067	1,039
Total Dental Membership	13,798	13,912	14,061	14,183

Pharmacy Membership:
Commercial	8,644	8,794	9,728	9,882
Medicare PDP (stand-alone)	622	637	346	338
Medicare Advantage PDP	231	234	240	233
Medicaid	30	30	30	29
Total Pharmacy Benefit Management Services	9,527	9,695	10,344	10,482
Mail Order (11)	627	638	669	673
Total Pharmacy Membership	10,154	10,333	11,013	11,155

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Operating Margins

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Millions)	2010	2009	2010	2009
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$ 733.9	$ 544.8	$ 2,258.5	$ 1,853.7
Interest expense	(63.9)	(60.6)	(185.5)	(182.8)
Amortization of other acquired intangible assets	(23.4)	(23.9)	(72.0)	(72.9)
Litigation-related insurance proceeds	41.0	-	131.0	38.2
Net realized capital gains	79.6	18.0	199.7	26.4
Income before income taxes (GAAP measure)	$ 767.2	$ 478.3	$ 2,331.7	$ 1,662.6

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$ 476.4	$ 363.2	$ 1,467.8	$ 1,225.5
Interest expense, net of tax	(41.6)	(39.4)	(120.6)	(118.8)
Amortization of other acquired intangible assets, net of tax	(15.2)	(15.6)	(46.8)	(47.4)
Litigation-related insurance proceeds, net of tax	26.6	-	85.1	24.9
Net realized capital gains, net of tax	51.4	18.0	165.7	26.4
Net income (B) (GAAP measure)	$ 497.6	$ 326.2	$ 1,551.2	$ 1,110.6

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$ 8,459.2	$ 8,704.4	$ 25,506.4	$ 25,981.5
Net realized capital gains	79.6	18.0	199.7	26.4
Total revenue (D) (GAAP measure)	$ 8,538.8	$ 8,722.4	$ 25,706.1	$ 26,007.9

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	8.7%	6.3%	8.9%	7.1%
After-tax net income margin (B)/(D) (GAAP measure)	5.8%	3.7%	6.0%	4.3%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:
➢
Following a Pennsylvania Supreme Court ruling in June 2009, we recorded proceeds of $26.6 million ($41.0 million pretax) and $85.1 million ($131.0 million pretax) for the three and nine months ended September 30, 2010, respectively, and $24.9 million ($38.2 million pretax) for the nine months ended September 30, 2009 from our liability insurers related to certain litigation we settled in 2003.  We are continuing to litigate similar claims against the remaining liability insurer.

➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Certain metrics are adjusted to exclude noted development of prior-period health care cost estimates. These metrics include operating earnings, operating earnings per share and medical benefit ratios.

(3) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share also exclude one-time costs associated with our agreement with CVS Caremark Corporation, which we expect to incur in the fourth quarter of 2010. Projected operating earnings per share for the full year 2010 reflect approximately 423 million weighted average diluted shares.

(4) Revenue excludes net realized capital gains and losses as noted in (1) above. Refer to tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 10 of this press release.

(6) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(7) Revenue and operating expense information is presented before income taxes. Operating earnings, and operating earnings, excluding prior-period development information is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(9) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(10) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(11) Represents members who purchased medications through our mail order pharmacy operations during the quarterly period and are included in pharmacy membership above.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios.  Components of the legislation will be phased in over the next eight years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform.  Many significant parts of the legislation require further guidance and clarification in the form of regulations.  As a result, many of the impacts of health care reform will not be known until those regulations are enacted, which we expect to occur over the next several years.  Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in federal or state government policies or regulations as a result of health care reform or otherwise (including legislative measures that would affect our business model, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; adverse pricing or funding actions by federal or state government payors; the timely receipt of regulatory and other approvals necessary to implement our agreement with CVS Caremark Corporation, which could be delayed for a variety of reasons related or not related to the agreement itself, and the ability to successfully implement the CVS Caremark agreement on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; managing CEO succession and retention of key executive talent; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS review and sanctions, litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2009 Annual Report on Form 10-K and Aetna’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, each on file with the Securities and Exchange Commission (“SEC”), and Aetna’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (Aetna’s “Third Quarter 10-Q”), when filed with the SEC. You also should read Aetna’s Third Quarter 10-Q, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.